AGREEMENT OF LIMITED PARTNERSHIP OF
                      1888 LIMITED PARTNERSHIP
                   DATED AS OF SEPTEMBER 14, 1995



            THIS AGREEMENT OF LIMITED PARTNERSHIP ("Agreement") is made as of this 14th day of September, 1995, by and among Craig
  P. Baker, Louis C. Baker and Paxton Mendelssohn, II, as general partners (the "General Partners") and the limited partners (the "Limited Partners") set forth on Exhibit A annexed hereto and all other Persons who subsequently become Partners in accordance with the terms of this Agreement.

                         W I T N E S S E T H

  ARTICLE 1. - ORGANIZATION OF THE PARTNERSHIP

            Section 1.1. Formation and Name of Partnership. The undersigned parties do hereby form a limited partnership under the name of 1888 Limited Partnership, pursuant to the Revised Uniform Limited Partnership Act of the State of Connecticut. Following the execution of this Agreement, the General Partners shall promptly file a certificate of limited partnership with the Secretary of the State of Connecticut.

            Section 1.2. Principal Office and Place of Business. The mailing address and principal office and place of business of the Partnership shall be in care of Day, Berry & Howard, One
  Canterbury Green, Stamford, Connecticut 06901.

            Section 1.3. Agent for Service of Process. The name and address of the agent for service of process for the Partnership is Ronald O. Dederick, with a business address in care of Day, Berry & Howard, One Canterbury Green, Stamford, Connecticut 06901 and a residence address of 54 Londonderry Drive, Greenwich, Connecticut 06830.

            Section 1.4. Business Purposes and Property Definition. The business of the Partnership shall be (a) to acquire, hold, vote, manage, transfer, sell and otherwise deal with the shares of Common Stock of First of Michigan Capital Corporation, a Delaware corporation (the "Stock") contributed by the Partners, together with any other stock obtained by the Partnership, (b) investment in one or more assets of any type, including, without limitation, purchasing, selling and otherwise dealing with such investments, and (c) all such other business incidental to and not inconsistent with the general purposes set forth in (a) and (b) above.

            Section 1.5.   Termination of the Partnership.  The
  term of the Partnership shall end on the first to occur of (a)

  December 31, 2035, (b) the final sale or other disposition of the assets of the Partnership, (c) the date the Partners unanimously decide to terminate the Partnership, or (d) an event of dissolution as set forth in Section 11.1.


  ARTICLE 2. - DEFINITIONS

            "Agreement" means this Agreement, as it may be amended from time to time, which Agreement shall supersede any prior oral or written agreements among the Partners.

            "Capital Account" means the account established for each Partner and maintained in accordance with the principles set forth in the Treasury Regulations under Code Section 704, which shall generally be credited with the Capital Contributions of each Partner plus the Partner's distributive share of the Partnership Income and decreased by the Partner's share of Partnership distributions and the Partner's distributive share of Partnership Losses.

            "Capital Contributions" means the total amount of cash and the fair market value of any other property at any given time contributed to the Partnership by each Partner as an Initial Capital Contribution or an Additional Capital Contribution. Any reference in this Agreement to the Capital Contribution of a then Partner shall include a Capital Contribution previously made by any prior Partner with respect to the Partnership Interest of such then Partner.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Fair Market Value" means fair market value as determined by the parties, or, if the parties cannot make such a determination, by an accountant selected by the parties. Any dispute between the parties concerning a determination of Fair Market Value shall be determined by an arbitrator selected by the parties, or, if the parties cannot agree on an arbitrator, by an arbitrator appointed by the American Arbitration Association.

            "General Partners" means Craig P. Baker, Louis C. Baker and Paxton Mendelssohn, II, in their capacity as General
  Partners, or any Person who becomes a General Partner as provided herein in each such Person's capacity as a General Partner.

            "Income and Loss(es)" means taxable income or loss plus income exempt from federal income tax as determined in accordance with the accounting methods followed by the Partnership for federal income tax purposes, adjusted to reflect book-tax disparities as required by Treasury Regulations ^U1.704-
  1(b)(2)(iv)(g).

            "Limited Partner" means the Persons listed as limited partners on Schedule A hereto, or any Person who becomes a Limited Partner as provided herein, in each such Person's capacity as a Limited Partner.

            "Partner" means any General Partner or Limited Partner.

            "Partnership" means the Limited Partnership governed by this Agreement as said Partnership may from time to time be constituted and amended.

            "Partnership Act" means the Revised Uniform Limited
  Partnership Act of the State of Connecticut, as the same may be amended from time to time.

            "Partnership Interest" means the percentage interest of any Partner in the Partnership initially set forth in Exhibit A and adjusted due to subsequent transfers, if any.

            "Partnership Minimum Gain" means the aggregate of the amount of Income, if any, with respect to each nonrecourse liability of the Partnership, that would be realized by the Partnership if it disposed of (in a taxable transaction) the property subject to the liability in full satisfaction thereof, determined pursuant to Treasury Regulations ^U 1.704-2(d).

            "Person" means any individual, partnership, corporation, trust or association, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so permits.

            "Restoration Amount" means the amount of any unconditional obligation of the Partner to contribute additional amounts to the capital of the Partnership in the future, provided such obligation is required to be satisfied no later than the end of the Partnership taxable year in which such Partner's interest is liquidated (or, if later, within ninety (90) days of such liquidation).

            "Stock" shall have the meaning set forth in Section 1.4 herein.

            "Two-Thirds in Interest" means sixty-six and two-thirds percent (66 2/3%) of the percentage interests of the General Partners (excluding for calculation purposes any percentage interest held by a General Partner in his capacity as Limited Partner).


  ARTICLE 3. - CAPITAL CONTRIBUTIONS

            Section 3.1. Initial Capital Contributions. Upon execution of this Agreement, each of the Partners shall have contributed the number of shares of Stock set forth opposite his name on Exhibit A hereto. The Partners agree that such Stock has a Fair Market Value of $8.75 per share. These contributions shall constitute the initial amount of each Partner's Capital Contribution.

            Section 3.2.   Additional Capital Contributions.  No
  Partner shall be obligated to make any Additional Capital
  Contributions.  No interest shall be paid on any Capital
  Contribution by any Partner.

            Section 3.3. Partner Loans. A Partner may loan money to and transact business with the Partnership on market-rate terms and conditions that are consistent with good business practice.

            Section 3.4. Return of Capital Contributions. Except as expressly provided in this Agreement, a Partner may demand the return of the Partner's Capital Contribution only at the end of the term of the Partnership and only to the extent that Partnership assets are available therefor after payment of Partnership liabilities.

            Section 3.5. Limited Partners' Liability. The liability of the Limited Partners to the Partnership shall be limited to the amount of their Capital Contributions. The Limited Partners shall not have any further personal liability in respect of the liabilities or the obligations of the Partnership, nor shall the Limited Partners be personally liable for any obligations of the Partnership, except as may be provided in the Partnership Act.


  ARTICLE 4. - ALLOCATIONS

            Section 4.1.   General.  The Income and Loss of the
  Partnership shall be allocated among the Partners in proportion to their Partnership Interests.

            Section 4.2.   Special Allocations.  Notwithstanding
  any other provision of this Article 4, certain items of Income, Loss and deduction shall be allocated as follows:

            (a) Minimum Gain Chargeback. If there is a net decrease in the amount of Partnership Minimum Gain during a calendar year, each Partner will be allocated, before any other allocation is made under this Article 4, items of Income for such year (and, if necessary, subsequent years) in proportion to, and to the extent of, an amount equal to that Partner's share of the net decrease in Partnership Minimum Gain (within the meaning of Treasury Regulations ^U 1.704-2(g)(2)). This provision is meant to satisfy the minimum gain chargeback requirement contained in Treasury Regulations ^U 1.704-2(f), and shall be interpreted consistently therewith.

            (b) Qualified Income Offset. Notwithstanding any other provision of this Agreement to the contrary:

                 (1) A Partner shall not be allocated Losses (or items thereof) if such allocation would cause or increase a deficit balance in such Partner's Capital Account as of the end of the calendar year to which such allocation relates in excess of such Partner's share of Partnership Minimum Gain as of the close of such year (determined pursuant to Treasury Regulations 1.704-2(g)) and such Partner's Restoration Amount. Such excess deficit balance in a Partner's Capital Account shall be referred to as the "Excess Deficit Balance". Any such Excess Deficit Balance that otherwise would have been allocated to such Partner but for this Section 4.2(b)(1) shall be reallocated to the General Partners.

                 (2) In determining the extent to which a loss allocation under the terms of this Agreement causes or increases an Excess Deficit Balance, such Partner's Capital Account shall be reduced for (i) adjustments that, as of the end of such calendar year, reasonably are expected to be made under Treasury Regulations ^U 1.704-1(b)(2)(iv)(k) for depletion allowances, (ii) allocations of loss or deduction that, as of the end of such calendar year, reasonably are expected to be made to such Partner pursuant to Sections 704(e)(2) and 706(d) of the Code or Treasury Regulations ^U 1.751-1(b)(2)(ii), and (iii) distributions that, as of the end of such calendar year, reasonably are expected to be made to such Partner to the extent they exceed offsetting increases to such Partner's Capital Account that reasonably are expected to occur during (or prior to) the calendar years in which such distributions reasonably are expected to be made (other than increases pursuant to Section 4.2(a)).

                 (3) Notwithstanding (1) above, in the event that any Partner unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations ^U 1.704-1(b)(2)(ii)(d)(4), (5) or (6), such Partner will be subsequently allocated items of Income in an amount and manner sufficient to eliminate any Excess Deficit Balance of such Partner as quickly as possible.

            (c) Other Special Allocations. The Partners shall make such other special allocations of items of Income and Loss as are required to comply with the rules set forth in Treasury
  Regulations ^U 1.704-2.

            (d)  Minimum Allocation to General Partner.
  Notwithstanding anything to the contrary other than subsections
  (a), (b) and (c) above, the General Partners shall be allocated at least 1% of all items of Income and Loss.

            (e) Offsetting Allocations. In the event that Income or Loss is allocated to one or more Partners pursuant to subsections (a), (b), (c) or (d) above, subsequent Income or Loss will first be allocated (subject to the provisions of subsections
  (a), (b), (c) and (d)) to the Partners in a manner designed to result in each Partner having a Capital Account balance equal to what it would have been had the original allocation of Income or Loss pursuant to subsection (a), (b), (c) or (d) not occurred.

            (f) Section 704(c) Allocations. Income or Loss attributable to contributed property will be allocated among the Partners as required by Code Section 704(c) for tax purposes, but shall not affect the Capital Accounts except as required by Treasury Regulations ^U 1.704-1(b)(2)(iv).

            Section 4.3. Tax Allocations. Allocations of taxable income and loss shall generally be made in accordance with allocations of Income and Loss as described above, with allocations of items reflecting book-tax disparities being made in a manner consistent with the principals of Section 704(c) of the Code.


  ARTICLE 5. - DISTRIBUTIONS

            Section 5.1. General. Except as provided in Section 11.3, any cash available for distribution, as determined by the General Partners, shall be distributed to the Partners in accordance with their Partnership Interests.

            Section 5.2. Source of Distributions. Each Partner shall look solely to the assets of the Partnership for all distributions with respect to the Partnership and the Partner's Capital Contribution thereto and shall have no recourse therefor (upon dissolution or otherwise) against the other Partners. No Partner shall have any right to demand or receive property other than cash upon dissolution and termination of the Partnership.


  ARTICLE 6. - POWERS OF THE PARTNERS

            Section 6.1. The General Partners. The General Partners shall have exclusive control of the business of the Partnership and shall have all the rights and powers of a general partner in a partnership without limited partners. Except as otherwise required under this Agreement, all actions taken on behalf of the Partnership shall be determined by the vote or consent of Two-Thirds in Interest of the General Partners. Notwithstanding the foregoing, no third party need question the authority of any General Partner acting alone to bind and act for the Partnership, except as otherwise provided under the Partnership Act.

            Section 6.2. Exculpation. No Partner shall be liable to the Partnership or to any Partner for any loss in connection with the affairs of the Partnership so long as the Partner is not guilty of gross negligence or willful misconduct.

            Section 6.3. Indemnification. The Partnership shall indemnify, defend, save harmless and pay all judgments and claims against any Partner arising from any liability or damage incurred by reason of any actions, inactions or decisions of such Partner that are within the scope of the authority provided hereunder or are taken upon advice of counsel, provided that the same were not the result of gross negligence or willful misconduct.

            Section 6.4.   Duties.  Each of the General Partners
  shall devote so much of his time and attention to the business and affairs of the Partnership as is reasonably necessary and proper to further the purposes of the Partnership.

            Section 6.5. Compensation. The General Partners shall not be entitled to any compensation for services rendered to the Partnership. The General Partners shall be reimbursed for reasonable and necessary expenses incurred on behalf of the Partnership.

            Section 6.6. The Limited Partners. The Limited Partners shall not participate in any way in the control or management of the business of the Partnership. The Limited Partners are not agents of the Partnership and do not have authority to act for, or bind, the Partnership in any matter.


  ARTICLE 7. - CONFLICTS OF INTEREST

            Each Partner may engage independently or with others in other business ventures of every nature and description and neither the Partnership nor any Partner shall have any rights in and to such independent ventures or the income or profits derived therefrom.


  ARTICLE 8. - ACCOUNTING PROVISIONS

            Section 8.1.   Records.  The books of the Partnership
  shall be kept at the principal place of business of the Partnership and shall be open to inspection and copying by the Partners or their duly authorized representatives at all reasonable times.

            Section 8.2.   Bank Accounts.  All funds of the
  Partnership shall be deposited in the Partnership name in such bank accounts as shall be designated by the General Partners.

            Section 8.3.   Fiscal Year.  The fiscal year of the
  Partnership shall be the calendar year.

            Section 8.4. Tax Matters Partner. The General Partners shall designate one of the General Partners as the Tax Matters Partner for federal income tax purposes. Such Tax Matters Partner may be removed as such by vote of the other General Partners.


  ARTICLE 9. - SUCCESSOR PARTNERS

            A Partner may not assign or transfer all or any part of his Partnership Interest to any Person without the written consent of the General Partners, except that a transferee who acquires its interest by will or under the laws of descent and distribution shall be admitted to the Partnership as a Limited Partner. Any assignment or transfer permitted by the preceding sentence shall be accomplished by the execution of a document in the form set forth as Exhibit B. Any Partnership Interest assigned or transferred by a General Partner, including any assignment or transfer by operation of law or by reason of death of the General Partner, shall automatically be converted into a Limited Partner Partnership Interest.


  ARTICLE 10. - INDEMNIFICATION

            Subject to Section 6.3, any Partner who violates any of the terms, provisions or conditions of this Agreement, in addition to being subject to the other remedies, liabilities and obligations that may be imposed upon such Partner therefor, shall save the other Partners harmless from any and all claims, damages, demands and actions that may arise out of or by reason of such violation.


  ARTICLE 11. - DISSOLUTION AND LIQUIDATION OF THE PARTNERSHIP

            Section 11.1.  Events of Dissolution.  Upon the
  happening of any of the following events (but under no other circumstance), the Partnership shall be dissolved:

            (a) execution of an assignment of all or substantially all of the property and business of a General Partner for the benefit of creditors;

            (b) filing of a voluntary petition under any bankruptcy or insolvency law by a General Partner;

            (c) adjudication of a General Partner as bankrupt or insolvent under any bankruptcy or insolvency laws;

            (d) appointment of a receiver for, or liquidation of the property or business of, a General Partner;

            (e) the withdrawal, death or other inability of a General Partner to continue in such capacity; or

            (f) the expiration of the term of the Partnership under Section 1.5.

            Section 11.2. Upon the occurrence of an Event of Dissolution, other than pursuant to Section 11.1(f), if there remains a General Partner or General Partners (the "Remaining General Partners") to whom subsections (a) through (e) of Section
  11.1 are not applicable, such Remaining General Partners may elect to continue the Partnership within 90 days after the occurrence of such event.

            Section 11.3. Accounting. Upon the dissolution of the Partnership in accordance with the provisions of this Agreement, the Remaining General Partners, or the Limited Partners if there are no Remaining General Partners (the "Dissolution Partners") shall immediately commence the winding up and termination of the Partnership and its business, and a notice of dissolution or cancellation shall be filed. No further business shall be done by the Partnership and no further obligations shall be incurred on its behalf except for the purpose of carrying out the winding up, liquidation and termination of the Partnership. The proceeds from liquidation of Partnership assets shall be distributed and applied as set forth in Section 11.3.

            Section 11.4. Distribution Upon Dissolution. Upon the dissolution of the Partnership, the Dissolution Partners shall liquidate the Partnership's assets, and apply and distribute the proceeds, in accordance with the following:

            (a) Sale of Assets. All of the assets of the Partnership may be sold at the discretion of the Dissolution Partners and any Income or Loss realized upon such sales shall be allocated to the respective Partners' Capital Accounts in accordance with Article 4. Any assets which are not sold shall be valued at Fair Market Value and such value shall be used to determine the potential Income or Loss thereon which shall then be allocated to the Partners' Capital Accounts in accordance with
  Article 4 as if such Income or Loss had actually been realized.

            (b) Priority of Liquidation Distribution. The proceeds of liquidation and any unliquidated Partnership assets shall be distributed in the order of priority established by the Partnership Act. Any amounts available for distribution to the Partners shall be distributed in proportion to the positive balances of their Capital Accounts.

            tri Timing of Dissolution. The Partnership shall be dissolved when all assets of the Partnership shall have been disposed of and the net proceeds, after satisfaction of liabilities to creditors, shall have been distributed among the Partners as aforesaid.


  ARTICLE 12. - GENERAL PROVISIONS

            Section 12.1. Applicable Law. This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of Connecticut.

            Section 12.2. Amendments. This Agreement may be changed, modified or amended at any time, and from time to time, by a written document signed by all of the Partners; provided, however, that the General Partners may amend Exhibit A to reflect any transfers of Partnership Interests.

            Section 12.3   Captions.  All paragraph titles or
  captions contained in this Agreement are for convenience only and shall not be deemed part of this Agreement.

            Section 12.4 Gender and Number. All nouns, pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require.

            Section 12.5   Counterparts.  This Agreement may be
  executed upon an original and one or more duplicate originals, all of which taken together shall constitute one agreement.

            Section 12.6 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon all parties and their respective successors, heirs, devises, assigns and legal representatives.

            Section 12.7   Entire Agreement.  This Agreement
  constitutes the entire agreement between the parties and supersedes all prior oral and written understandings between the parties.

            Section 12.8 Severability. If any part of this Agreement, or the application thereof to any Person or circumstance, is for any reason held invalid or unenforceable, it shall be deemed severable and the validity of the remainder of this Agreement or the applications of such provision to other Persons or circumstances shall not be affected thereby.

            Section 12.9   Lists.  Any list of one or more items
  preceded by the words "include" or "including" shall not be deemed to be limited to the stated items but shall be deemed to be without limitation.

            Section 12.10  Waiver of Partition.  Each Partner
  waives all rights at law or equity to require or obtain a partition of all or any portion of the Partnership's property, or any interest therein.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                     GENERAL PARTNERS:



                                     /s/ Craig P. Baker
                                     Craig P. Baker

                                     /s/ Louis C. Baker
                                     Louis C. Baker

                                     /s/ Paxton Mendelssohn, II
                                     Paxton Mendelssohn, II





                                     LIMITED PARTNERS:


                                     /s/ Craig P. Baker
                                     Craig P. Baker

                                     /s/ Louis C. Baker
                                     Louis C. Baker

                                     /s/ Paxton Mendelssohn, II
                                     Paxton Mendelssohn, II

                AGREEMENT OF LIMITED PARTNERSHIP OF
                      1888 LIMITED PARTNERSHIP

                              Exhibit A


                                                 Initial
                                                 Capital
  General Partners         Percentage Interest   Contribution

  Craig P. Baker                1%             6,576 shares of Stock
  Suite 2750
  100 Renaissance Center
  Detroit, Michigan  48243

  Louis C. Baker                1%             6,576 shares of Stock
  Suite 2750
  100 Renaissance Center
  Detroit, Michigan  48243

  Paxton Mendelssohn, II        1%             6,576 shares of Stock
  Suite 2750
  100 Renaissance Center
  Detroit, Michigan  48243

  Limited Partners

  Craig P. Baker                36.1510%       237,716 shares of Stock
  Suite 2750
  100 Renaissance Center
  Detroit, Michigan  48243

  Louis C. Baker                30.4244%       200,060 shares of Stock
  Suite 2750
  100 Renaissance Center
  Detroit, Michigan  48243

  Paxton Mendelssohn, II        30.4244%       200,060 shares of Stock
  Suite 2750
  100 Renaissance Center
  Detroit, Michigan  48243

            Total              100.0000%       657,564 shares of Stock


      AGREEMENT OF LIMITED PARTNERSHIP OF
                      1888 LIMITED PARTNERSHIP

                              Exhibit B



                 Assignment of Partnership Interest


         The undersigned hereby assigns                a   %
  Partnership Interest in 1888 Limited Partnership, effective as of the date hereof.



  Dated:


         The undersigned hereby agrees to be bound by all of the terms of the Agreement of Limited Partnership of 1888 Limited
  Partnership as in effect on the date hereof.



  Dated:




         1888 Limited Partnership hereby consents to the above assignee becoming a substitute Limited Partner.

                                       By:  A General Partner




  Dated: